Exhibit 99.1

For Release: Thursday, June 5, 2014, 9:15 a.m. EDT
GM Receives extremely “thorough", "brutally tough" and “deeply troubling” Valukas Report

•	Will Act on All Recommendations

•	15 GM Employees No Longer with Company

•	5 other GM Employees Disciplined

•	Report Reveals No Conspiracy or Cover-Up

•	Feinberg to Administer Compensation Fund
DETROIT - General Motors CEO Mary T. Barra said today that GM has received the findings of an investigation by former US Attorney Anton Valukas into the Cobalt ignition switch recall and plans to act on all of its recommendations.
She again expressed deep sympathy for the victims of accidents related to the ignition switch defect and their families. In addition, Barra announced that Kenneth Feinberg will administer a compensation program for those who have lost loved ones or who have suffered serious injuries as the result of an ignition switch failure in recently recalled vehicles.
Barra described the Valukas findings as "extremely thorough, brutally tough, and deeply troubling." Barra said, “Overall the report found that, from start to finish, the Cobalt saga was riddled with failures which led to tragic results for many.”
Barra noted that the report revealed no conspiracy by the company to cover up the facts and no evidence that any employee made a trade-off between safety and cost.
Barra also said that 15 individuals who were determined to have acted inappropriately are no longer with the company. Disciplinary actions have been taken against 5 more people as well.
Tim Solso, chairman of GM, said that the Board has been working closely with the management team to get the facts on the ignition switch issue and to see that changes are made to prevent such a tragedy from ever happening again.
“The Board engaged Anton Valukas to investigate and determine what went wrong while already working with GM’s leadership to make necessary changes,” Solso said. “We have received and reviewed Valukas’ very thorough report and are continuing to work with management to oversee the implementation of the recommendations contained in the report.
“In addition, the Board also retained independent counsel to advise us with respect to this situation and governance and risk management issues. We will establish a standalone risk committee to assist in overseeing these efforts.” Solso said. “The Board, like management, is committed to changing the company’s culture and processes to ensure that the problems described in the Valukas report never happen again.” Solso added, “the Valukas report confirmed that Mary Barra, Mike Millikin and Mark Reuss did not learn about the ignition switch safety issues and the delay in addressing them until after the decision to issue a recall was made on January 31, 2014.”

Barra emphasized to employees that the Company has adopted and will continue to adopt sweeping changes in the way it handles safety issues. The actions to date include:
1). Appointing Jeff Boyer as Vice President of Safety, elevating and integrating GM’s safety processes under a single leader
2). Adding 35 safety investigators that will allow GM to identify and address issues much more quickly
3). Instituting the Speak up for Safety program encouraging employees to report potential safety issues quickly and forcefully
4). Creating a new Global Product Integrity organization, to enhance overall safety and quality performance, and
5). Restructuring the recall decision making process to raise it to the highest levels of the company.
In her remarks to employees, Barra said she is committed to leading "in a way that brings honor and respect to this company."
"Together we have to understand that the attitudes and practices that allowed this failure to occur will not be tolerated. Also, if we think that cleaning up this problem and making a few process changes will be enough, we are badly mistaken. Our job is not just to fix the problem. Our job must be to set a new industry standard for safety, quality, and excellence.”
Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “projected,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial’s International Operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation, government investigations, and compensation program, including those related to our recent recalls; our ability to remain competitive in Korea and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly report on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.
General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.